Exhibit 10.4

Vital Images, Inc.

5850 Opus Parkway, Suite 300

Minnetonka, MN 55343-4414

April 25, 2011

Steven P. Canakes

10750 Spoon Ridge

Eden Prairie, MN 55347

Dear Steven:

Reference is made to the employment agreement between Steven P. Canakes (“Executive”) and Vital Images, Inc. (the “Company”) dated as of September 8, 2005 (the “Employment Agreement”).  Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Employment Agreement or under the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Toshiba Medical Systems Corporation (the “Acquirer”), Magenta Corporation, and the Company.  Executive and the Company hereby agree to amend certain provisions under the Employment Agreement, effective as of the dates designated below, as follows:

1.             Limitations on Company Equity Rights.  Effective as of the date hereof, Section 2.3 of the Employment Agreement is hereby amended to insert the paragraph below as a new Section 2.3(c) immediately following Section 2.3(b):

“Notwithstanding any other provision of this Agreement or of any option or other stock award agreement  to the contrary, Executive shall not exercise any Company stock option (other than purchase rights under the Company’s Employee Stock Purchase Plan with respect to the offering period that began on April 1, 2011) during the period commencing upon the closing of the Acquirer’s tender offer as contemplated under the Merger Agreement and ending on the earlier of (i) the Closing Date and (ii) the termination of the Merger Agreement.”

2.             Restriction on Competition.  Effective as of the Closing Date, Sections 3.4, 3.5, 3.6, 3.7 and 3.8 of the Employment Agreement are hereby amended to provide that all references therein to the “Company” shall be deemed to include the Acquirer’s healthcare imaging and informatics solution business unit, and all references to the Company’s “products and services” shall mean all products and services being actively sold by the Company at the time of Employee’s termination or under development for release within twelve (12) months of such termination.

3.             Resignation of Executive.  Effective as of the Closing Date, Executive acknowledges and agrees that Executive shall not have “Good Reason” to terminate his employment following the Closing Date (i) pursuant to Section 4.1(b) of the Employment Agreement, because of a change in Executive’s status as an executive officer of the Company that occurs solely as a result of the consummation of the transactions contemplated by the Merger Agreement and/or the Company ceasing to be publicly owned as a result thereof, (ii) pursuant to Section 4.1(d) of the Employment Agreement solely as a result of  the elimination of Executive’s eligibility to receive any new equity compensation under any of the

Company’s equity based compensation plans, including without limitation, the Company’s Employee Stock Purchase Plan, or (iii) due to any delegation of some of the responsibilities and direct reporting relationships of the Chief Executive Officer such that Executive will report to a new or different executive officer.

4.             Termination by Company; Medical Insurance Benefits.  Effective as of the Closing Date,  Executive acknowledges and agrees that for purposes of Section 4.2 of the Employment Agreement, Executive shall have no rights to receive severance pay unless Executive shall have delivered (and not revoked) the release of claims described therein to the Company within the 65-day period immediately following the date of Executive’s termination of employment (and the Company shall deliver such release of claims to Executive no later than two days following the date of Executive’s termination of employment). For the avoidance of doubt, the period during which Executive will be eligible for continuation coverage pursuant to COBRA will commence on the date of Executive’s termination of employment. A form of such release is attached hereto as Exhibit A.

5.             Compliance with IRC Section 409A.  Effective as of the Closing Date, Article V of the Employment Agreement is hereby amended to insert a new Section 5.7 immediately following Section 5.6:

“5.7         Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and, to the extent required by Section 409A of the Code, references herein to Executive’s “termination of employment” shall refer to Executive’s “separation from service” (within the meaning of Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service).  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

6.             Except as provided in Section 1 above, this letter amendment to the Executive’s Employment Agreement will not be effective unless and until (a) Executive and the Acquirer execute a separate agreement setting forth a retention bonus plan; and (b) the transactions set forth in the Merger Agreement are consummated.  Except as specifically amended as set forth above, the Employment Agreement shall remain in full force and effect according to its terms. Except as specifically provided herein, nothing contained in this letter amendment is intended to affect Executive’s or the Company’s existing or continuing rights or obligations under the Employment Agreement, as modified hereby.

[Signature page follows]

Very truly yours,

VITAL IMAGES, INC.

	By:	/s/Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer

EXECUTIVE

/s/Steven P. Canakes

Steven P. Canakes

EXHIBIT A

FORM OF RELEASE OF CLAIMS

(for Employment Agreement)

This Agreement and Release, dated as of                         , 20     (the “Release”), is entered into by and between Steven P. Canakes (“Executive”) and Vital Images Inc. or its successor (“Vital”) under the Agreement and Plan of Merger dated April     , 2011, by and among Vital Images Inc., Toshiba Medical Systems Corporation (the “Acquirer”) and Magenta Corporation (the “Merger Agreement”).

WHEREAS, Executive is currently employed with Vital; and

WHEREAS, Executive is separated from Vital, effective as of             , 20     (“Separation Date”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Release and other good and valuable consideration, Executive and Vital hereby agree as follows:

1.             If Executive is entitled to receive severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section [4.1/4.2] of the employment agreement by and between Executive and Vital, dated as of September 8, 2005, and amended April     , 2011 in connection with the signing of the Merger Agreement (as so amended, the “Employment Agreement”), no such Severance Benefits shall be paid or provided unless Executive timely executes and delivers the Release to Vital and Executive does not revoke this Release pursuant to Section 5 below.

2.             As consideration for the payments and benefits described above, Executive releases Vital, all of its subsidiaries and parents, equityholders, agents, representatives, administrators, trustees, attorneys, insurers, fiduciaries, directors, officers and all employees of these (collectively “Released Parties”), on behalf of Executive and Executive’s heirs, successors, agents, representatives, executors and assigns, from any and all causes of action and claims of any nature whatsoever, known or unknown, arising from Vital’s employment of Executive, his termination of employment, any agreement entered into between Executive and any of the Released Parties, rights under the Released Parties’ policies and procedures, or any other matter or event occurring prior to the date of this Release (“Claims”), including, without limitation, claims arising under federal, state, or local laws prohibiting wrongful termination, employment discrimination, age discrimination, including claims under the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the

Minnesota Human Rights Act, the Minnesota Fair Labor Standards Act, the Minnesota Payment of Wages Act and any provision of Minnesota Statutes Chapters 177, 181 or 363A, each as amended, or claims growing out of any legal restrictions on Vital’s right to terminate its employees, any and all claims in contract or in tort, and any claims pursuant to any federal or state wage and hour laws; provided, that Executive does not waive or release Claims (i) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of Vital, (ii) any rights to indemnification Executive may have under the Employment Agreement or Vital’s charter and by-laws, (iii) with respect to the right to enforce this Release or those provisions of the following agreements that are applicable to Executive and expressly survive the termination of Executive’s employment with Vital: the Employment Agreement; the change in control agreement by and between Executive and Vital dated as of October 9, 2000 and amended April     , 2011; and the Retention Bonus Plan letter agreement between Executive and Vital dated as of April     , 2011, or (iv) any rights to unemployment compensation under applicable state law. Executive acknowledges that nothing contained in this Release is to be construed as an admission by the Released Parties that they have acted wrongfully with respect to the Executive or that the Executive has any right against the Released Parties.

THIS MEANS THAT, BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASED PARTIES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASED PARTIES UP TO THE DATE OF THE SIGNING OF THIS RELEASE.  NOTWITHSTANDING THE ABOVE, NOTHING IN THIS RELEASE SHALL PREVENT THE EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON EXECUTIVE’S BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST VITAL BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF EXECUTIVE’S CLAIMS UNDER ADEA CONTAINED IN THIS RELEASE (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

3.             Vital will not provide any of the Severance Benefits unless Executive returns all of Vital’s property, including, without limitation, credit cards, tools, keys, customer files, company brochures, business plans or other business documents, and other items in the possession of Executive on or before the Separation Date.  In addition, Executive must provide Vital with passwords to all computers and programs used by Executive while employed at Vital.

4.             Executive agrees that if Executive breaches any promise made by Executive in this Release or in the Employment Agreement, Vital will be entitled to recover any sum of money paid to Executive as specified above (other than vacation and wages paid for hours worked prior to Separation Date), in addition to recovery of all damages which Vital may suffer as a result of such breach.  Further, all Severance Benefits provided under the Employment Agreement are subject to termination in the event of such breach.

5.             Executive acknowledges that Executive has been given [twenty-one (21)/forty-five (45)] days from the date of receipt of this Release to consider all of the provisions of the Release and, to the extent Executive has not used the entire [21/45]-day period prior to executing the Release, Executive does hereby knowingly and voluntarily waive the remainder of said [21/45]-

day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY VITAL TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASED PARTIES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

EXECUTIVE IS ADVISED THAT EXECUTIVE HAS FIFTEEN (15) DAYS FROM THE DATE THIS RELEASE WAS SIGNED BY EXECUTIVE TO REVOKE (RESCIND) THIS RELEASE. To be effective, the rescission must be in writing, and must be delivered within 15 calendar days by mail or hand delivery.  If the rescission is delivered by mail, it must be (1) postmarked within the 15-day period; (2) properly addressed to the Director, Human Resources and Administration of Toshiba Medical Research Institute USA, Inc. at 2441 Michelle Drive, Tustin, CA 92780, and sent by certified mail return receipt requested.   In the event of such revocation/rescission, Executive will return all Severance Benefits paid to Executive.  Further, Vital will stop paying for all Severance Benefits as specified in the Employment Agreement.

6.             Executive agrees to keep the terms of this Release strictly confidential and, except as may be required by any applicable law, agrees not to disclose the terms or substance of this Release to any third party except any member of his immediate family, his attorney(s), his tax advisor, his financial planner or any executive employee of Vital who is asked to consider and execute a similar release; provided that Executive notifies any such third party that the terms of this Release must be kept strictly confidential.

7.             Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Release, and that Executive is voluntarily entering into the Release.

EXECUTIVE IS ADVISED TO CONSULT WITH EXECUTIVE’S PRIVATE ATTORNEY BEFORE SIGNING THIS RELEASE.

STEVEN P. CANAKES

By:	Dated:

VITAL IMAGES INC.

By:	Dated: